Exhibit 99.1

Genworth Financial Announces First Quarter 2012 Results

$170 Million Capital Benefit In U.S. Life Insurance From First Life Block Sale Transaction

U.S. Mortgage Insurance Improves As New Delinquencies Continue To Decline

$21 Million Loss In Australia Mortgage Insurance From $53 Million Reserve Strengthening

Richmond, VA (May 1, 2012) — Genworth Financial, Inc. (NYSE: GNW) today reported results for the first quarter of 2012. The company reported net income1 of $47 million, or $0.09 per diluted share, including a loss of $41 million from the life block sale transaction, compared with net income of $59 million, or $0.12 per diluted share, in the first quarter of 2011. Net operating income2 for the first quarter of 2012 was $31 million, or $0.06 per diluted share, including a loss of $41 million from the life block sale transaction, compared with net operating income of $75 million, or $0.15 per diluted share, in the first quarter of 2011.

“We are intensely focused on the actions we can take to provide a foundation for shareholder value. While we are making progress, we have much more work to do in 2012. We are very disappointed about performance of our Australia MI business this quarter and its impact on the timing of the minority IPO,” said Martin P. Klein, acting chief executive officer. “We remain committed to completing this strategic initiative while working on other actions to improve performance in our businesses and generate and manage capital. The completed life block sale transaction, the sale of Genworth Financial Investment Services, and a $100 million life company dividend payment in April for a portion of the Medicare supplement sale proceeds are all important steps as we rebuild value.”

Consolidated Net Income &

Net Operating Income

	Three months ended March 31 (Unaudited)
	2012		2011
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share
Net income	$47	$0.09	$59	$0.12
Net operating income	$31	$0.06	$75	$0.15
Weighted average diluted shares	495.7		494.4
Book value per share	$29.99		$25.78
Book value per share, excluding accumulated other comprehensive income (loss)	$22.55		$22.44

Net investment gains, net of tax and other adjustments, were $16 million in the quarter compared with net investment losses of $16 million in the prior year. There were no corporate investment impairments in the quarter.

[1]	Unless otherwise stated, all references in this press release to net income, net income per share, net operating income (loss), net operating income per share, book value, book value per share and stockholders’ equity should be read as net income available to Genworth’s common stockholders, net income available to Genworth’s common stockholders per share, net operating income (loss) available to Genworth’s common stockholders, net operating income available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.
[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Effective January 1, 2012, the company retrospectively adopted changes for new deferred acquisition cost accounting guidance related to the treatment of costs associated with acquiring or renewing insurance contracts and its accounting policy for benefit reserves of its level term life insurance products when the liability for an individual policy falls below zero. All prior periods have been re-presented reflecting these accounting changes.

Net operating income (loss) results are summarized in the table below:

Net Operating Income (Loss)

(Amounts in millions)	Q1 12	Q4 11	Q1 11
Insurance and Wealth Management Division:
U.S. Life Insurance[3]	$64	$94	$92
International Protection	5	19	25
Wealth Management	12	12	10

Total Insurance and Wealth Management Division	81	125	127

Global Mortgage Insurance Division:
International Mortgage Insurance	7	83	99
U.S. Mortgage Insurance (U.S. MI)	(43)	(96)	(83)

Total Global Mortgage Insurance Division	(36)	(13)	16

Corporate and Runoff Division:
Runoff	35	15	1
Corporate and Other	(49)	(22)	(69)

Total Corporate and Runoff Division	(14)	(7)	(68)

Net operating income (loss) excludes net investment gains (losses) and other adjustments, net of taxes. A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income is included at the end of this press release.

Unless specifically noted in the discussion of results for the International Protection and International Mortgage Insurance segments, references to percentage changes exclude the impact of foreign exchange. Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release. The impact of foreign exchange on net operating income in the first quarter of 2012 was an unfavorable $4 million versus both the prior year and the prior quarter.

Insurance and Wealth Management Division

Insurance and Wealth Management Division earnings were $81 million, compared with $127 million a year ago, driven by U.S. Life Insurance results where the completion of the company’s previously announced first

[3]	First quarter of 2012 includes the loss on the life block sale transaction of $41 million.

life block sale transaction in support of capital management strategies resulted in a $41 million GAAP after-tax net loss while generating an after-tax capital benefit of approximately $170 million. Insurance and Wealth Management Division earnings were $122 million, excluding the life block sale transaction, compared with $127 million a year ago.

Insurance and Wealth Management Division

Net Operating Income

(Amounts in millions)	Q1 12	Q4 11	Q1 11
U.S. Life Insurance
Life Insurance[3]	$6	$48	$42
Long Term Care	35	28	36
Fixed Annuities	23	18	14

Total U.S. Life Insurance	64	94	92
International Protection	5	19	25
Wealth Management	12	12	10

Total Insurance and Wealth Management	$81	$125	$127

Sales4

(Amounts in millions)	Q1 12	Q4 11	Q1 11
U.S. Life Insurance
Life Insurance
Term Universal Life	$31	$31	$30
Universal Life	16	16	15
Linked Benefits	3	2	2
Long Term Care
Individual	45	56	46
Group	3	9	2
Fixed Annuities	336	363	166
International Protection	379	406	423
Wealth Management
Gross Flows	1,516	1,439	2,058
Net Flows	(359)	(16)	355

Assets Under Management5

(Amounts in millions)	Q1 12	Q4 11	Q1 11
Fixed Annuities	$18,360	$18,371	$18,184
Wealth Management	25,684	25,087	25,551

[4]

During the quarter, the company changed its presentation for life insurance sales to a premium equivalent basis. The prior period amounts have been re-presented to reflect sales for term universal and universal life insurance products as annualized first-year deposits plus five percent of excess deposits and 10 percent of premium deposits for linked-benefits products.

[5]	Assets under management represent account values, net of reinsurance, and managed third-party assets.

U.S. Life Insurance Segment

Highlights

•	U.S. Life Insurance segment earnings increased to $105 million, excluding the impact of the life block sale transaction, from $92 million in the prior year.

•

As part of the company’s strategy to actively manage new business volume for improved profitability and statutory earnings, segment sales were down sequentially from moderating fixed annuity and long term care sales. The company continues to utilize expanded levels of reinsurance across life and long term care insurance as part of its capital optimization strategies.

•

The company completed its first life block sale transaction in the first quarter of 2012. The transaction generated approximately $170 million in initial after-tax capital benefits for the U.S. life insurance companies, up from the previous estimate of $100 million, and a GAAP after-tax net loss of $41 million.

•	The consolidated RBC ratio is estimated to be approximately 425 percent[6], up from 405 percent at year end.

•

Subsequent to the end of the quarter, the company received approval from Delaware for an extraordinary cash dividend of $100 million which was paid in April to the holding company, representing a portion of the proceeds from the 2011 sale of the Medicare supplement business. The company will evaluate additional related dividend requests later in 2012.

Life insurance earnings were $6 million. Excluding the impact of the life block sale transaction, life insurance earnings were $47 million, compared with $42 million in the prior year. Prior year results included an $8 million favorable cumulative impact from a change in premium taxes in Virginia. Results in the current quarter reflected sound but less favorable mortality experience and more favorable persistency as well as $13 million of favorable interest expense associated with an adjustment related to the tax matters agreement with our former parent. Sales were flat sequentially and the company intends to make further targeted changes to manage sales mix and volumes for improved profitability and statutory earnings in 2012.

Long term care earnings were $35 million, compared with $36 million in the prior year. Results in the prior year included a $4 million unfavorable adjustment related to the accounting for interest rate swaps. The current quarter included a $10 million favorable actuarial reserve adjustment as part of a multi-stage system conversion, a $7 million increase in reserves associated with an improved methodology for recognizing claims costs on its incurred but not reported claims, and an $11 million favorable impact from its most recent premium rate increase on older issued policies. The reported loss ratio in the quarter was 66 percent, an increase of approximately two points over the prior year reported loss ratio from less favorable mortality than the prior year. The company is currently implementing a previously announced premium rate increase of approximately 18 percent on the majority of older issued policies. As of March 31, 2012, the company had received approvals for price increases in 43 states, representing approximately 70 percent of the targeted premiums. Individual long term care sales decreased to $45 million during the quarter. The company intends to make targeted changes to manage sales volumes for improved profitability and statutory earnings in 2012.

[6]	Company estimate for the first quarter of 2012, due to timing of the filing of statutory statements.

Fixed annuities earnings were $23 million, compared with $18 million in the prior quarter and $14 million in the prior year. Results in the prior quarter reflected a $3 million expense accrual related to state guarantee funds which was released in the current quarter based on refined estimates. Sales in the quarter totaled $336 million and were lower sequentially as the company continued to reduce crediting rates on deferred and immediate annuities to meet or exceed targeted returns in the low interest rate environment and began to introduce a new fixed indexed annuity offering.

International Protection Segment

Highlights

•

Reported earnings were $5 million, compared with $19 million in the prior quarter and $25 million in the prior year. Operating expenses declined by $8 million after-tax from the prior quarter. Results in the current quarter were impacted by a higher premium tax adjustment related to a tax court ruling and lower tax benefits of $7 million versus the prior quarter and $6 million versus the prior year.

•

Reported sales declined 10 percent from the prior year while the loss ratio increased seven points from the prior quarter to 23 percent and the underwriting margin[7] decreased seven points from the prior year and prior quarter to 14 percent, all reflecting a slow European economic environment.

•	Regulatory capital ratio increased three points to 311 percent[6], well in excess of regulatory requirements.

Excluding the impact of foreign exchange, International Protection earnings decreased $19 million from the prior year and $13 million sequentially, from slowing sales, increased taxes and increased losses, which more than offset lower operating expenses. In light of the continued slow consumer lending environment in Europe, actions have been taken to reduce expenses and mitigate these impacts. Sales, excluding the impact of foreign exchange, decreased three percent8 versus the prior quarter and eight percent8 versus the prior year as Northern Europe performed stronger than Southern Europe. New claim registrations in Europe decreased seven percent versus the prior year and increased 13 percent versus the prior quarter driven by Southern Europe. The company continues its strategy to expand into new markets with selective product launches. At quarter end, the lifestyle protection business had a regulatory capital ratio of approximately 311 percent6.

[7]	See “Definition of Selected Operating Performance Measures” for definition of underwriting margin.
[8]	Percent change excludes the impact of foreign exchange.

Wealth Management Segment

Highlights

•	Earnings were $12 million, compared with $10 million in the prior year and $12 million in the prior quarter.

•

In January 2012, the updated eWealthManager website was launched with significant new features and enhanced functionality to further support the segment’s strategy of helping advisors build and grow better businesses.

•

On April 2, 2012, the company completed the sale of its tax and accounting advisors unit, Genworth Financial Investment Services (GFIS), to Cetera Financial. The proceeds from the sale were approximately $79 million with the opportunity for an additional earnout payment. The company expects to recognize a realized gain of approximately $15 million related to the sale in the second quarter of 2012.

Wealth Management earned $12 million, compared with $10 million in the prior year and $12 million in the prior quarter. Assets under management (AUM) increased approximately $600 million sequentially to $25.7 billion. Net flows for the quarter were negative $359 million, primarily related to the movement of a legacy block of managed accounts and from prior year relative investment performance. Margins9 as a percentage of average AUM increased 11 percent from the prior year, primarily from growth from the 2010 acquisition of the Altegris companies. As of the end of the quarter, total advisors with assets on the platform were approximately 6,500.

[9]	Calculated as pre-tax income as a percentage of average AUM annualized to determine the current full year impact.

Global Mortgage Insurance Division

Global Mortgage Insurance Division had a net operating loss of $36 million, compared with a net operating loss of $13 million in the prior quarter and net operating income of $16 million a year ago. Results reflected a $53 million after-tax impact from a reserve strengthening in Australia. The elevated loss experience was driven primarily by a higher mix of claims and delinquencies from the coastal areas of Queensland that experienced natural catastrophes and regional economic slowdowns and among certain groups of small business owners and self-employed borrowers which were more concentrated in the 2007 and 2008 vintages. These claims and delinquencies have exhibited a higher probability of converting to claim and increased severity as a result of more severe property price declines in coastal Queensland and regional economic slowdowns. Canada operating earnings of $37 million were down from $51 million in the prior year reflecting $9 million of discrete tax benefits that did not recur and lower earned premiums from the maturing of the larger 2007 and 2008 books of business. U.S. Mortgage Insurance net operating loss improved to $43 million, compared with $83 million in the prior year from a decrease in new delinquency development, modest changes in aging of existing delinquencies and effective loss mitigation programs.

Global Mortgage Insurance Division

Net Operating Income (Loss)

(Amounts in millions)	Q1 12	Q4 11	Q1 11
International Mortgage Insurance
Canada	$37	$40	$51
Australia	(21)	54	52
Other Countries	(9)	(11)	(4)

Total International Mortgage Insurance	7	83	99
U.S. Mortgage Insurance	(43)	(96)	(83)

Total Global Mortgage Insurance	$(36)	$(13)	$16

Sales

(Amounts in billions)	Q1 12	Q4 11	Q1 11
International Mortgage Insurance
Flow
Canada	$3.5	$5.2	$4.4
Australia	7.7	7.9	5.5
Other Countries	0.3	0.4	0.5
Bulk
Canada	0.5	1.0	1.1
Australia	0.3	1.1	1.0
Other Countries	—	0.3	0.2
U.S. Mortgage Insurance
Primary Flow	3.0	3.2	2.0
Primary Bulk	—	—	0.4

International Mortgage Insurance Segment

Highlights

•	Reported International Mortgage Insurance segment operating earnings were $7 million, compared with $99 million a year ago, from the current quarter reserve strengthening in Australia.

•

Canada operating earnings of $37 million were down from $51 million in the prior year reflecting $9 million of discrete tax benefits that did not recur and lower earned premiums from the maturing of the larger 2007 and 2008 books of business.

•	Other Countries had a net operating loss of $9 million, an improvement over the prior quarter from a slight decline in new delinquencies in Ireland and lender settlements.

•

In Canada, flow new insurance written (NIW) was down 33 percent[8] sequentially from seasonal variation and 18 percent[8] year over year from a smaller originations market as the first quarter of 2011 benefitted from increased activity prior to government guarantee product changes. The loss ratio was 38 percent, down two points sequentially and flat year over year.

•

In Australia, flow NIW was down five percent[8] sequentially from seasonal variation and up 35 percent[8] year over year as the current year originations market was larger. The loss ratio was 154 percent including the current quarter reserve strengthening.

•	Solid capital positions continue to be maintained across the Canadian and Australian businesses.

Canada reported operating earnings of $37 million were down from $51 million in the prior year reflecting $9 million of discrete tax benefits that did not recur and lower earned premiums from the maturing of the larger 2007 and 2008 books of business. The loss ratio in the quarter was 38 percent, down from 40 percent in the prior quarter and flat to the prior year, as overall delinquencies were down five percent from the prior quarter. Flow NIW was down 33 percent8 sequentially from seasonal variation and 18 percent8 year over year from a smaller originations market as the first quarter of 2011 benefitted from increased activity prior to government guideline changes regarding what mortgage products could be eligible for government guarantees. At quarter end, the Canada mortgage insurance business had a regulatory capital ratio of 159 percent6, well in excess of regulatory requirements. GAAP book value was $2.7 billion, of which $1.6 billion represented Genworth’s 57.5 percent ownership interest.

Australia reported an operating loss of $21 million versus reported operating earnings of $52 million in the prior year. Results in the quarter included higher paid claims, lower tax benefits and the impact of the current quarter reserve strengthening. The elevated loss experience was driven primarily by a higher mix of claims and delinquencies from the coastal areas of Queensland that experienced natural catastrophes and regional economic slowdowns and among certain groups of small business owners and self-employed borrowers which were more concentrated in the 2007 and 2008 vintages. These claims and delinquencies have exhibited a higher probability of converting to claim and increased severity as a result of more severe property price declines in coastal Queensland and regional economic slowdowns. The loss ratio in the quarter was 154 percent including the first quarter reserve strengthening, up 108 points sequentially and 109 points from the prior year. Overall, delinquencies were flat from the prior quarter. In Australia, flow NIW was down five percent8 sequentially from seasonal variation and up 35 percent8 year over year as the current year originations market was larger and borrowers completed transactions ahead of the expiration of the stamp duty holiday associated with home sales. The business continues to expand its reinsurance program as part of risk and capital management strategies and now maintains relationships with 14 external reinsurers. At quarter end, the Australia mortgage insurance business had a regulatory capital ratio of 153 percent6, well in excess of regulatory requirements, and the GAAP book value was $2.1 billion. On April 17, 2012, the company announced a new timeframe for completing its planned minority initial public offering (IPO) of up to 40 percent of the Australian mortgage insurance business.

U.S. Mortgage Insurance Segment

Highlights

•

U.S. Mortgage Insurance (U.S. MI) net operating loss improved to $43 million, compared with $83 million in the prior year reflecting a decrease in new delinquency development, modest changes in aging of existing delinquencies and effective loss mitigation programs.

•

Total flow delinquencies of 76,478 decreased 11 percent from the prior year and nine percent sequentially. New flow delinquencies declined approximately 23 percent from the prior year and decreased approximately 18 percent from the prior quarter.

•	Total losses decreased $72 million from the prior quarter and $82 million from the prior year reflecting continued improvement in new delinquencies and relatively stable aging.

•	Loss mitigation savings were $158 million in the current quarter. The company remains on track to achieve full year loss mitigation savings of $300 to $400 million.

•

Flow NIW increased 50 percent from the prior year reflecting an increase in overall private mortgage insurance penetration and decreased six percent sequentially reflecting industry pricing and competition. Overall private mortgage insurance market penetration was up approximately two points year over year and flat versus the prior quarter.

•	The combined risk-to-capital ratio as of March 31, 2012 is estimated to be 28.6:1[6].

Total flow delinquencies decreased 11 percent from the prior year and decreased nine percent sequentially. New flow delinquencies declined approximately 23 percent from prior year and decreased approximately 18 percent from the prior quarter, reflecting the continuing burn through of delinquencies from the 2005 to 2008 book years. The flow average reserve per delinquency was $30,600, up slightly from $29,100 in the prior quarter, driven by modest changes in aging.

Total losses decreased $72 million in the quarter driven by continued improvement in new delinquencies and relatively stable aging. Paid claims increased 10 percent from the prior year, driven by a reduction in captive benefits partially offset by a reduction in severity from claims mitigation. Sequentially, paid claims increased 17 percent, driven by an 11 percent increase in claim counts.

Loss mitigation savings were $158 million in the quarter, up seven percent from the prior quarter, as an increase in claims mitigation was partially offset by an overall decline in workouts with the continued wind down of the government Home Affordable Modification Program (HAMP) and an associated shift in modifications to non-HAMP lender workouts.

Flow NIW increased 50 percent from the prior year reflecting an increase in overall private mortgage insurance penetration and decreased six percent sequentially reflecting industry pricing and competition. The company’s market share remains stable as it maintained its pricing and guideline position and has not expanded underwriting delegation to lenders. Flow persistency was 81 percent. In addition, the Home Affordable Refinance Program (HARP) accounted for about $1.1 billion of insurance that is treated as a modification of the coverage on existing insurance in force rather than NIW.

The combined U.S. MI statutory risk-to-capital ratio is estimated to be 28.6:16 at the end of the first quarter with the risk-to-capital ratio for Genworth Mortgage Insurance Corporation (GEMICO), the company’s primary mortgage insurance company, estimated to be 33.4:16. GEMICO currently maintains waivers or other authorizations from 44 states that permit the company to continue writing new business while its risk-to-capital ratio exceeds 25.0:1. Additionally, the company has separately capitalized and licensed legal entities to write new business for states where waivers are not in place. Currently, new business in five states is being written out of Genworth Residential Mortgage Assurance Corporation (GRMAC), a subsidiary of GEMICO.

Corporate and Runoff Division

Corporate and Runoff Division net operating loss was $14 million, compared with $7 million in the prior quarter and $68 million in the prior year.

Corporate and Runoff Division

Net Operating Income (Loss)

(Amounts in millions)	Q1 12	Q4 11	Q1 11
Runoff	$35	$15	$1
Corporate and Other	(49)	(22)	(69)

Total Corporate and Runoff	$(14)	$(7)	$(68)

Assets Under Management[5]

(Amounts in millions)	Q1 12	Q4 11	Q1 11
Variable Annuities	$8,522	$8,315	$9,102
Guaranteed Investment Contracts, Funding Agreements Backing Notes and Funding Agreements	2,594	2,623	3,317

Total Runoff	$11,116	$10,938	$12,419

Runoff Segment

The Runoff segment’s net operating income was $35 million, compared with $15 million in the prior quarter and $1 million in the prior year. Results in the prior year included a $7 million exit charge associated with the company’s discontinuation of sales of individual variable and group annuities. Results in the current quarter reflected improved equity market conditions and favorable taxes over both the prior quarter and prior year.

Corporate and Other

Corporate and Other’s net operating loss was $49 million, compared with $22 million in the prior quarter and $69 million in the prior year. Results in the current quarter reflected $13 million of favorable interest expense associated with an adjustment related to the tax matters agreement with our former parent and favorable tax benefits versus the prior year. Results in the prior quarter included a $19 million after-tax impairment of all the goodwill associated with the reverse mortgage business and favorable taxes.

Investment Portfolio Performance

Investment income increased modestly, with net investment income of $832 million, compared with $827 million in the fourth quarter. The core yield2 remained unchanged at 4.6 percent.

Net income in the quarter included $16 million of net investment gains, net of tax and DAC amortization of $5 million. There were no corporate investment impairments in the quarter.

Net unrealized investment gains were $1.3 billion, net of tax and other items, as of March 31, 2012, compared with net losses of $14 million as of March 31, 2011 and net gains of $1.5 billion as of December 31, 2011. The fixed maturity securities portfolio had gross unrealized investment gains of $4.6 billion compared with $2.0 billion as of March 31, 2011 and gross unrealized investment losses of $1.1 billion compared with $1.5 billion as of March 31, 2011.

Holding Company

Genworth’s holding company ended the quarter with approximately $1.4 billion of cash and highly liquid securities, up approximately $465 million sequentially from the company’s $350 million debt offering in March 2012 and a temporary increase related to tax sharing agreements with the operating companies. The holding company targets maintaining cash balances of at least two times its annual debt service expense. The holding company has $222 million of debt maturities in June 2012 and no debt maturities in 2013. Subsequent to the end of the quarter, the company received approval from Delaware for an extraordinary cash dividend of $100 million, which was paid to the holding company in April, representing a portion of the proceeds from the 2011 sale of the Medicare supplement business and the company completed the sale of its tax and accounting advisors unit, GFIS, to Cetera Financial with proceeds of approximately $79 million.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a leading Fortune 500 insurance holding company dedicated to helping people secure their financial lives, families and futures. Genworth has leadership positions in offerings that assist consumers in protecting themselves, investing for the future and planning for retirement — including life insurance, long term care insurance, financial protection coverages, and independent advisor-based wealth management — and mortgage insurance that helps consumers achieve home ownership while assisting lenders in managing their risk and capital.

Genworth has approximately 6,400 employees and operates through three divisions: Insurance and Wealth Management, which includes U.S. Life Insurance, Wealth Management and International Protection segments; Global Mortgage Insurance, which includes U.S. and International Mortgage Insurance segments; and the Corporate and Runoff division. Its products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth Financial, Inc., which traces its roots back to 1871, became a public company in 2004 and is headquartered in Richmond, Virginia. For more information, visit genworth.com. From time to time, Genworth Financial, Inc. releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com.

Conference Call and Financial Supplement Information

This press release and the first quarter 2012 financial supplement are now posted on the company’s website. Additional information regarding the first quarter 2012 results, including U.S. mortgage insurance and investments, is also posted on the company’s website, http://investor.genworth.com. Investors are encouraged to review all of these materials.

Genworth will conduct a conference call on May 2, 2012 at 9 a.m. (ET) to discuss the quarter’s results. The company will be discussing the Australian Mortgage Insurance business as part of this call and the presentation materials will be available on May 2, 2012 at 8:00 a.m. (ET). The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 866 393.0571 or 206 453.2872 (outside the U.S.). To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through May 16, 2012 at 855 859.2056 or 404 537.3406 (outside the U.S.); the conference ID # for the call is # 63288571. The webcast will also be archived on the company’s website.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income (loss).” The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss) available to Genworth Financial, Inc.’s common stockholders. The company defines net operating income (loss) available to Genworth Financial, Inc.’s common stockholders as income (loss) from continuing operations excluding net income attributable to noncontrolling interests, after-tax net investment gains (losses) and other adjustments and infrequent or unusual non-operating items. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Infrequent or unusual non-operating items are also excluded from net operating income (loss) available to Genworth Financial, Inc.’s common stockholders if, in the company’s opinion, they are not indicative of overall operating trends. While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with GAAP, the company believes that net operating income (loss) available to Genworth Financial, Inc.’s common stockholders and measures that are derived from or incorporate net operating income (loss) available to Genworth Financial, Inc.’s common stockholders, including net operating income (loss) available to Genworth Financial, Inc.’s common stockholders per common share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. However, net operating income (loss) available to Genworth Financial, Inc.’s common stockholders and net operating income (loss) available to Genworth Financial, Inc.’s common stockholders per common share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of net operating income (loss) available to Genworth Financial, Inc.’s common stockholders may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income (loss) available to Genworth Financial, Inc.’s common stockholders during the periods presented. The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income available to Genworth Financial, Inc.’s common stockholders for the three months ended March 31, 2012 and 2011.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for those items that are not recurring in nature. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield as defined by the company should not be viewed as a substitute for GAAP investment yield. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales,” “assets under management” and “insurance in force” or “risk in force” which are commonly used in the insurance and investment industries as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) annualized first-year premiums for term life and long term care insurance; (2) annualized first-year deposits plus five percent of excess deposits for universal and term universal life insurance products; (3) 10 percent of premium deposits for linked-benefits products; (4) new and additional premiums/deposits for fixed annuities; (5) gross flows and net flows, which represent gross flows less redemptions, for the wealth management business; (6) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where the company earns a fee for administrative services only business, for the lifestyle protection insurance business; and (7) new insurance written for mortgage insurance. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, premium equivalents, new premiums/deposits, gross and net flows, written premiums and new insurance written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

This press release also includes the metric entitled “underwriting margin” related to the lifestyle protection business. The company defines underwriting margin as underwriting profit divided by net earned premiums. Underwriting profit is defined as premiums less benefits and other changes in reserves, commissions (which include amortization of deferred acquisition costs) and profit share expenses. Management believes that this analysis of underwriting margin enhances the understanding of the lifestyle protection business.

Management regularly monitors and reports assets under management for the wealth management business, insurance in force and risk in force. Assets under management for the wealth management business represent third-party assets under management that are not consolidated in the company’s financial statements. Insurance in force for the life, international mortgage and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. For the risk in force in the international mortgage insurance business, the company has computed an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s businesses in Canada and Australia. Risk in force for the U.S. mortgage insurance business is the obligation that is limited under contractual terms to the amounts less than 100 percent of the mortgage loan value. The company considers assets under management for the wealth management business, insurance in force and risk in force to be a measure of the company’s operating performance because they represent a measure of the size of the business at a specific date which will generate revenues and profits in a future period, rather than a measure of the company’s revenues or profitability during that period.

This press release also includes information related to loss mitigation activities for the U.S. mortgage insurance business. The company defines loss mitigation activities as rescissions, cancellations, borrower loan modifications, repayment plans, lender- and borrower-titled presales, claims administration and other loan workouts. Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications and other cure related loss mitigation actions represent the reduction in carried loss reserves. For non-cure related actions, including presales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. The company believes that this information helps to enhance the understanding of the operating performance of the U.S. mortgage insurance business as loss mitigation activities specifically impact current and future loss reserves and level of claim payments.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•

Risks relating to the company’s businesses, including downturns and volatility in global economies and equity and credit markets; downgrades or potential downgrades in the company’s financial strength or credit ratings; interest rate fluctuations and levels; adverse capital and credit market conditions (including the impact on the potential extension, replacement or refinancing of the company’s credit facilities); the valuation of fixed maturity, equity and trading securities; defaults, downgrades or other events impacting the value of the company’s fixed maturity securities portfolio; defaults on the company’s commercial mortgage loans or the mortgage loans underlying the company’s investments in commercial mortgage-backed securities and volatility in performance; goodwill impairments; defaults by counterparties to reinsurance arrangements or derivative instruments; an adverse change in risk based capital and other regulatory requirements; insufficiency of reserves; legal constraints on dividend distributions by the company’s subsidiaries; competition; availability, affordability and adequacy of reinsurance; loss of key distribution partners; regulatory restrictions on the company’s operations and changes in applicable laws and regulations; legal or regulatory investigations or actions; the failure of or any compromise of the security of the company’s computer systems; the occurrence of natural or man-made disasters or a pandemic; the effect of the enactment of the Dodd-Frank Wall Street Reform and

Consumer Protection Act; changes in the accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies; impairments of or valuation allowances against the company’s deferred tax assets; changes in expected morbidity and mortality rate; accelerated amortization of deferred acquisition costs and present value of future profits; reputational risks as a result of rate increases on certain in force long term care insurance products; medical advances, such as genetic research and diagnostic imaging, and related legislation; unexpected changes in persistency rates; ability to continue to implement actions to mitigate the impact of statutory reserve requirements; the failure of demand for long term care insurance to increase; political and economic instability or changes in government policies; foreign exchange rate fluctuations; unexpected changes in unemployment rates; unexpected increases in mortgage insurance default rates or severity of defaults; the significant portion of high loan to value insured international mortgage loans which generally result in more and larger claims than lower loan-to-value ratios; competition with government owned and government sponsored enterprises offering mortgage insurance; changes in international regulations reducing demand for mortgage insurance; increases in mortgage insurance default rates; failure to meet, or have waived to the extent needed, the minimum statutory capital requirements and hazardous financial condition standards; uncertain results of continued investigations of insured U.S. mortgage loans; possible rescissions of coverage and the results of objections to the company’s rescissions; the extent to which loan modifications and other similar programs may provide benefits to the company; unexpected changes in unemployment and underemployment rates in the United States; further deterioration in economic conditions or a further decline in home prices in the United States; problems associated with foreclosure process defects in the United States that may defer claim payments; changes to the role or structure of Federal National Mortgage Association (Fannie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac); competition with government owned and government sponsored enterprises offering U.S. mortgage insurance; changes in regulations that affect the U.S. mortgage insurance business; the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors; decreases in the volume of high loan to value mortgage originations or increases in mortgage insurance cancellations in the United States; increases in the use of alternatives to private mortgage insurance in the United States and reductions by lenders in the level of coverage they select; the impact of the use of reinsurance with reinsurance companies affiliated with U.S. mortgage lending customers; legal actions under the Real Estate Settlement Procedures Act of 1974; and potential liabilities in connection with the company’s U.S. contract underwriting services;

•

Other risks, including the risk that adverse market or other conditions might further delay or impede the planned IPO of the company’s mortgage insurance business in Australia; the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if the company’s corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including the suspension of dividends and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Georgette Nicholas, 804 662.2248

georgette.nicholas@genworth.com

Media:	Al Orendorff, 804 662.2534

alfred.orendorff@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended March 31,
	2012	2011
Revenues:
Premiums	$1,107	$1,437
Net investment income	832	830
Net investment gains (losses)	35	(28)
Insurance and investment product fees and other	452	329

Total revenues	2,426	2,568

Benefits and expenses:
Benefits and other changes in policy reserves	1,232	1,413
Interest credited	195	201
Acquisition and operating expenses, net of deferrals	530	563
Amortization of deferred acquisition costs and intangibles	272	151
Interest expense	95	127

Total benefits and expenses	2,324	2,455

Income before income taxes	102	113
Provision for income taxes	22	20

Net income	80	93
Less: net income attributable to noncontrolling interests	33	34

Net income available to Genworth Financial, Inc.’s common stockholders	$47	$59

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.09	$0.12

Diluted	$0.09	$0.12

Weighted-average common shares outstanding:
Basic	491.2	490.1

Diluted	495.7	494.4

Reconciliation of Net Operating Income to Net Income

(Amounts in millions, except per share amounts)

	Three months ended March 31,
	2012	2011
Net operating income (loss):
Insurance and Wealth Management Division
U.S. Life Insurance segment
Life Insurance[3]	$6	$42
Long Term Care	35	36
Fixed Annuities	23	14

Total U.S. Life Insurance segment	64	92
International Protection segment	5	25
Wealth Management segment	12	10

Total Insurance and Wealth Management Division	81	127

Global Mortgage Insurance Division
International Mortgage Insurance segment
Canada	37	51
Australia	(21)	52
Other Countries	(9)	(4)

Total International Mortgage Insurance segment	7	99
U.S. Mortgage Insurance segment	(43)	(83)

Total Global Mortgage Insurance Division	(36)	16

Corporate and Runoff Division
Runoff segment	35	1
Corporate and Other	(49)	(69)

Total Corporate and Runoff Division	(14)	(68)

Net operating income	31	75
Adjustment to net operating income:
Net investment gains (losses), net of taxes and other adjustments	16	(16)

Net income available to Genworth Financial, Inc.’s common stockholders	47	59
Add: net income attributable to noncontrolling interests	33	34

Net income	$80	$93

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.09	$0.12

Diluted	$0.09	$0.12

Net operating income per common share:
Basic	$0.06	$0.15

Diluted	$0.06	$0.15

Weighted-average common shares outstanding:
Basic	491.2	490.1

Diluted	495.7	494.4

Condensed Consolidated Balance Sheets

(Amounts in millions)

	March 31, 2012	December 31, 2011
Assets
Cash, cash equivalents and invested assets	$75,274	$77,083
Deferred acquisition costs	5,060	5,193
Intangible assets	573	580
Goodwill	1,256	1,253
Reinsurance recoverable	17,193	16,998
Deferred tax and other assets	981	958
Separate account assets	10,646	10,122

Total assets	$110,983	$112,187

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$32,380	$32,175
Policyholder account balances	26,204	26,345
Liability for policy and contract claims	7,663	7,620
Unearned premiums	4,209	4,223
Deferred tax and other liabilities	5,918	7,146
Borrowings related to securitization entities	383	396
Non-recourse funding obligations	2,602	3,256
Long-term borrowings	5,095	4,726
Separate account liabilities	10,646	10,122

Total liabilities	95,100	96,009

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	12,150	12,136

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	1,438	1,617
Net unrealized gains (losses) on other-than-temporarily impaired securities	(111)	(132)

Net unrealized investment gains (losses)	1,327	1,485

Derivatives qualifying as hedges	1,680	2,009
Foreign currency translation and other adjustments	649	553

Total accumulated other comprehensive income (loss)	3,656	4,047
Retained earnings	1,631	1,584
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	14,738	15,068
Noncontrolling interests	1,145	1,110

Total stockholders’ equity	15,883	16,178

Total liabilities and stockholders’ equity	$110,983	$112,187

Impact of Foreign Exchange on Operating Results10

Three months ended March 31, 2012

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[11]
International Protection:
Sales	(10)%	(8)%
Sales (1Q12 vs. 4Q11)	(7)%	(3)%

Canada Mortgage Insurance (MI):
Flow new insurance written	(20)%	(18)%
Flow new insurance written (1Q12 vs. 4Q11)	(33)%	(33)%

Australia MI:
Flow new insurance written	40%	35%
Flow new insurance written (1Q12 vs. 4Q11)	(3)%	(5)%

[10]	All percentages are comparing the first quarter of 2012 to the first quarter of 2011 unless otherwise stated.
[11]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Core Yield to Reported Yield

For the three months ended March 31, 2012
(Assets — amounts in billions)
Reported Total Invested Assets and Cash	$74.5
Subtract:
Securities lending	0.1
Unrealized gains (losses)	4.1
Derivative counterparty collateral	0.6

Adjusted end of period invested assets	$69.7

Average Invested Assets Used in Reported Yield Calculation	$69.9
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[12]	0.4

Average Invested Assets Used in Core Yield Calculation	$69.5

(Income — amounts in millions)
Reported Net Investment Income	$832
Subtract:
Bond calls and commercial mortgage loan prepayments	5
Reinsurance[13]	22
Other non-core items[14]	4
Restricted commercial mortgage loans and other invested assets related to securitization entities[12]	5

Core Net Investment Income	$796

Reported Yield	4.76%

Core Yield	4.58%

[12]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[13]	Represents imputed investment income related to reinsurance agreements in the lifestyle protection insurance business.
[14]	Includes mark-to-market adjustment on assets supporting executive deferred compensation and various other immaterial items.